Exhibit 99.1

Sirna Therapeutics, Inc.

Balance Sheet Analysis

As of March 31, 2003

(Unaudited)
	Actual	Pro forma $48M Financing
	March, 2003	March, 2003
ASSETS

Current Assets:
Cash and cash equivalents	$1,377,393	$1,377,393
Securities available-for-sale	3,489,252	51,489,251
Accounts Receivable	228,596	228,596
Account Receivable-joint venture	71,379	71,379
Account Receivable-related parties	85,518	85,518
Notes Receivable-related parties	199,000	199,000
Prepaid expenses and other	477,494	477,494

Total current assets	5,928,632	53,928,631

Property, plant and equipment
Machinery and equipment	10,525,241	10,525,241
Leasehold improvements	5,247,488	5,247,488
Office furniture and equipment	2,016,283	2,016,283

	17,789,012	17,789,012
Accumulated depreciation	(13,518,569)	(13,518,569)

Net P P & E	4,270,443	4,270,443

Notes receivable-related parties	552,000	552,000

Deferred patents, net of accumulated amortization (YTD2003-$1,046,549; 2002-$993,058)	6,082,592	6,082,592
Other assets, net	735,208	735,208

Total Assets	17,568,875	65,568,874

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Accounts payable—trade	679,868	679,868
Accrued wages	1,010,478	1,010,478
Accrued liabilities	1,073,097	1,073,097
Deferred revenues, current portion—related parties	299,960	299,960
Deferred revenues, current portion	2,107,425	2,107,425
Current portion of long-term debt	491,251	491,251

Total current liabilities	5,662,079	5,662,079

Deferred revenue, long-term portion—related parties	0	0
Long term debt	2,930,387	2,930,387
Convertible debt—joint venture	0	0
Convertible debt—related parties	3,520,000	3,520,000

Preferred Stock Series A; $.01 par value, 25,000 shares authorized; 12,015 shares issued and outstanding at Mar 2003 and Dec 2002 (preference in liquidation, including accreted dividends, of $14,329,366 at Mar 2003 and Dec 2002)	12,015,000	0
Accreted preferred stock dividend	2,529,638	0

Stockholders’ (deficit) equity:
Preferred Stock Series B; $.01 par value; 5,000,000 shares authorized; 9,905 shares issued and outstanding at Mar 2003 and Dec 2002 (preference in liquidation of $11,032,670 at Mar 2003 and Dec 2002)	99	0
Preferred stock issuable	1,126,718	0
Accreted preferred stock dividend	1,094,957	0
Common Stock, $.01 par value; (120,000,000 shares authorized; 28,165,468 shares issued and outstanding as of Mar 2003 Pro forma)	33,809	281,655
Additional paid-in capital	188,077,912	252,596,477
Accumulated deficit	(199,422,831)	(199,422,831)
Unrealized gain on securities available-for-sale	1,107	1,107

Total stockholders’ equity	(9,088,229)	53,456,408

Total Liabilities and stockholders’ (deficit) equity	17,568,875	65,568,874

Pro forma adjustments were made to reflect gross proceeds from $48M financing and Elan conversion from Preferred Series A and B to Common Stock in April 2003